EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher 201-414-2002 rfisher@emdeon.com	Jennifer Newman 212-624-3912 jnewman@emdeon.com
Emdeon Corporation to Explore Strategic Alternatives
Related to Emdeon Business Services and Emdeon Practice Services
ELMWOOD PARK, NJ, February 16, 2006 – Emdeon Corporation (NASDAQ: HLTH) today announced that, in connection with inquiries received from several third parties expressing an interest in acquiring its Emdeon Business Services and Emdeon Practice Services segments, its Board of Directors has authorized commencing a process to evaluate strategic alternatives relating to these businesses to maximize stockholder value. Management has been authorized to engage financial advisors to assist the Board in this process. Emdeon’s ViPS business unit will not be included in this process and will be retained by Emdeon.
Emdeon cautioned that there could be no assurance that the exploration of strategic alternatives would result in any definitive agreement or transaction and that its Board may determine to retain Emdeon Business Services and Emdeon Practice Services. Emdeon does not plan to provide updates until this process has been concluded.
Emdeon also announced that it has amended its existing Tax Sharing Agreement with WebMD Health Corp. so that Emdeon will compensate WebMD for any use of WebMD’s net operating losses that may result from a sale of Emdeon Business Services and Emdeon Practice Services.
About Emdeon
Emdeon (Nasdaq: HLTH) is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.
Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. Emdeon Practice Services provides physician practice management and electronic health record software and services that increase practice efficiency and enhance patient care. WebMD Health (Nasdaq: WBMD) provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
Forward Looking Statements
All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding explorations of possible transactions and other alternatives referred to in this press release. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding the amount and timing of potential benefits of any possible transaction or other alternative. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.
WebMD®, WebMD Health®, Emdeon™, Emdeon Business Services™, Emdeon Practice Services™ and POREX® are trademarks of Emdeon Corporation or its subsidiaries.